EXHIBIT 15.1

October 31, 2025

To the Board of Directors and Shareholders of
Berkshire Hathaway Energy Company
1615 Locust St.
Des Moines, Iowa 50309

We are aware that our report dated October 31, 2025, on our review of the interim financial information of Berkshire Hathaway Energy Company appearing in this Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, is incorporated by reference in Registration Statement No. 333-276321 on Form S-8.

/s/ Deloitte & Touche LLP

Des Moines, Iowa